EXHIBIT 99.4

manatt
manatt | phelps | phillips

Bruce B. Kelson
Manatt, Phelps & Phillips, LLP
Direct Dial: (415) 291-7419
E-mail: BKelson@manatt.com

March 27, 2013

Via Email

Board of Directors
c/o Mr. Lalit Dhadphale
President and Chief Executive Officer
HealthWarehouse.com, Inc.
7107 Industrial Road
Florence, KY 41042

Re: Demand For Investigation and Assertion of Claims Regarding Breach of Confidentiality; Notice Regarding Conflicts of Youssef Bennani

Dear Mr. Dhadphale and Members of the Board of Directors:

We represent John Backus and Matthew Stecker, directors and shareholders of HealthWarehouse.com, Inc. ("HealthWarehouse" or the "Company"). On behalf of Messrs. Backus and Stecker, in their capacities as directors and shareholders, we write to demand (1) that the Company commence an investigation into the apparent breaches of confidentiality and breaches of fiduciary duty by Lalit Dhadphale, Joseph Savarino and/or Youssef Bennani in connection with the purported shareholder demand letter of Wayne Corona dated March 8, 2013, and (2) that the Company assert related claims against these individuals for breach of confidentiality and breach of fiduciary duty. In addition, we write to notify the Company – or to remind the Company, as the case may be – that Mr. Bennani is subject to several disabling conflicts of interest that clearly disqualify him from service in connection with any proposed special committee to evaluate the currently pending shareholder demands.

As you know, I sent a letter directed to the HealthWarehouse Board on March 18, 2013, detailing why the Corona demand letter is defective, utterly lacking in substance and merit, and provides an insufficient basis to support the commencement of an investigation into the matters alleged, much less the assertion of related claims. My letter further indicated that the Board could and should reject the demand, and not waste any unnecessary time or effort addressing it.

In addition, my letter noted that the Corona demand was based on various "beliefs" based on board discussions at which each board member was present – but Mr. Corona was not. I further noted that the demand letter was premised on certain Board-level events and discussions (including regarding the Company's recent refinancing and payment of lenders, proposed additional investments by shareholders, etc.) – and that there should be no reason why Mr.

Corona would have knowledge of such events and discussions absent some gross and extensive breach of confidentiality.

I write now, on behalf of Messrs. Backus and Stecker, to demand that the Company investigate these apparent breaches of confidentiality and apparent "leaks" of board-level discussions and matters to Mr. Corona – for the apparent purpose of fomenting a shareholder demand for investigation, as part of an improper and bad faith plan to attack and intimidate Messrs. Backus and Stecker. These apparent breaches of confidentiality reflect very serious breaches of fiduciary duty, for unwarranted and wrongful purposes, and without any legal justification or privilege. Moreover, these breaches have caused injury and damages to Messrs. Backus and Stecker as well as the Company itself, in that, among other things, the breaches have enabled and triggered the Corona shareholder demand, which – though lacking any substance or merit – is proving to be expensive and incredibly distracting to the Company at a crucial moment in its corporate development. The Company should investigate these breaches thoroughly and assert related claims for damages against the director(s) who carried out this breach of confidentiality.

Separately, I note that the matters addressed in this demand letter – i.e., the leaking of confidential information to Mr. Corona or someone purporting to act on his behalf, in order to support a shareholder demand regarding various board-level subjects – are directly and intimately tied up with the underlying allegations in the Corona demand letter. They are in fact the exact same matters, opposite sides of the same coin. For this reason, none of these three directors (Messrs. Dhadphale, Savarino and Bennani) is able to serve on any special committee proposed to assess the Corona demand. Each of these directors is conflicted (i.e., not disinterested and independent) in that regard. Along with Messrs. Dhadphale and Savarino, Mr. Bennani cannot serve on any such special committee.

In addition, Mr. Bennani cannot serve on any special committee to assess the Corona demand because the Corona demand includes allegations regarding Mr. Stecker's alleged relationship with Gary Singer – but Mr. Bennani himself has substantial relationships and involvements with Mr. Singer. Mr. Bennani, while at the Kaufman Brothers firm, was in fact the person who introduced Mr. Singer to the Company, and Mr. Bennani and his firm received substantial fees on at least two separate occasions for at least two separate investments made by the Singers and Lloyd Miller in the Company. Mr. Singer has also made numerous other introductions over the years to Mr. Bennani to help him raise money for other companies in which the Singers and Mr. Miller have invested – including LiveWire Mobile, Inc. And, on at least two separate occasions, Mr. Bennani attempted to raise money for LiveWire Mobile. In addition, approximately two years ago, Mr. Singer gave Mr. Bennani a consulting assignment (approximately $25,000 per month, over a multi-month period) at a separate company in which

Mr. Singer has a substantial investment (Evolving Systems, Inc.). Again, as to the Corona demand letter, Mr. Bennani is clearly disabled from serving on any related special committee (i.e., is not disinterested and independent). Mr. Bennani is conflicted from assessing the Corona demand because it alleges certain relationships between Mr. Stecker and Mr. Singer, but Mr. Bennani himself has a disabling conflict in that regard because of his long-standing and financially rewarding relationship with Mr. Singer.

I also note that -- for these same reasons – Mr. Bennani is also conflicted from assessing the demands of the "Series B Holders," i.e., the Singer and Miller families. Because of his relationship with the Singers, Mr. Bennani cannot properly assess the separate demands of these shareholders and cannot serve on any special committee with respect to such demands.

Finally, I note in passing that, in any event, Mr. Bennani cannot properly be considered an "independent" director at the Company. Mr. Bennani has at times served as the Interim CFO of the Company, and has at times received substantial compensation from the Company for CFO-related work at the Company. Mr. Bennani has received numerous salary and consultant paychecks from the Company, he still has a healthwarehouse.com email address, and he has consistently voted on the Board in complete alignment with Messrs. Dhadphale and Savarino. It is factually wrong for him to be viewed as an "independent" director for purposes of assessing any demands, for other board decisions, or for other purposes.

Messrs. Stecker and Backus hereby reserve all rights and remedies in these matters.

Very truly yours,

Bruce B. Kelson

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